Exhibit 10.2

TERMINATION AND RELEASE

THIS TERMINATION AND RELEASE (this “Termination”) is made and entered into effective as of May 15, 2012 (the “Effective Date”), by and between RGC Resources, Inc. (the “Company”) and Howard T. Lyon (“ Mr. Lyon”).

WHEREAS, the Company and Mr. Lyon are parties to that certain Change in Control Agreement, executed effective as of May 1, 2010 (the “Agreement”);

WHEREAS, the Company and Mr. Lyon have mutually agreed to terminate the Agreement upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the promises, covenants and conditions contained herein, and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto agree as follows:

1. Termination of Agreement. The Company and Mr. Lyon do hereby mutually terminate the Agreement, which termination shall be effective for all purposes as of the date hereof. The Company shall have no past, current or future obligation or liability to Mr. Lyon under the Agreement, and the Agreement shall be null and void. For the avoidance of doubt, any provisions that purport to survive the termination of the Agreement in accordance with the terms thereof shall be terminated, null and void and of no further effect from and after the Effective Date.

2. Release/Waiver. Mr. Lyon, on behalf of himself and his successors and assigns (hereinafter the “Releasing Parties”) does hereby irrevocably and unconditionally remise, release, acquit, waive, relinquish, and forever discharge the Company and its subsidiaries, shareholders, directors, managers, officers, employees, agents, representatives, heirs, administrators, predecessors and attorneys, and the successors and assigns of each of the foregoing (hereinafter the “Released Parties”) from any and all claims, losses, damages, causes of action, judgments, liabilities and obligations to any Releasing Party of any kind or nature whatsoever that any of the Releasing Parties has or may have, now or in the future, in each case which in any way relate to, arise out of, result from or are connected with the Agreement.

3. No Assignment. Mr. Lyon hereby represents and warrants that Mr. Lyon has not assigned or otherwise transferred or hypothecated the Agreement or any of Mr. Lyon’s rights thereunder to any other person or entity.

5. Successors and Assigns. This Termination shall inure to the benefit of, and be binding upon, the parties hereto and their heirs, successors and permitted assigns.

6. Facsimile and Counterparts. This Termination may be executed by facsimile and in counterparts, each of which shall be deemed an original and together shall constitute one and the same agreement.

7. Entire Agreement. This Termination constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings between the parties. No change, modification or amendment of this Termination shall be valid unless the same is in writing and signed by each of the parties to be bound. No waiver of any provision of this Termination shall be valid unless in writing and signed by the party to be charged. No waiver by any party of any term of this Termination, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term of this Termination on any future occasion.

IN WITNESS WHEREOF, each of the parties hereto has caused this Termination to be executed by its duly authorized officer or agents as of the date first above written.

COMPANY:	RGC Resources, Inc.

	By:	/s/ John B. Williamson, III	(SEAL)
Name: John B. Williamson, III
Title: President and CEO

MR. LYON:

	/s/ Howard T. Lyon		(SEAL)
Name: Howard T. Lyon